UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143943

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136382

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-58658

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-65875

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ANNAPOLIS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-22961	52-1595772
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1000 Bestgate Road, Suite 400, Annapolis, Maryland 21401

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 224-4455

With a copy to:

Richard M. Lerner	Philip Feigen, Esq.
Chief Executive Officer	Patton Boggs LLP
Annapolis Bancorp, Inc.	2550 M Street NW
1000 Bestgate Road, Suite 100	Washington, DC 20037
Annapolis, MD 21401	202-457-6000
410-224-4455

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement 333-143943 registering 200,000 shares of common stock, $$0.01 par value per share (the “Common Stock”), of Annapolis Bancorp, Inc. (the “Company”) for the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan;

•	Registration Statement 333-136382 registering 200,000 shares of Common Stock of the Company for the Annapolis Bancorp, Inc. 2006 Stock Incentive Plan;

•	Registration Statement 333-58658 registering 200,000 shares of Common Stock of the Company for the Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan; and

•	Registration Statement 333-65875 registering 100,000 shares Common Stock of the Company for the Annapolis Bancorp, Inc. 1997 Stock Option Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2012, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective as of 12:01 a.m. on April 6, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock outstanding stock options and restricted share units (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into and exchangeable for the right to receive 1.143 shares of FNB common stock, and, if a particular loan is successfully repaid or sold for cash before the effective time of the merger, up to $0.36 in cash per share of Common Stock; provided, however, that cash will be issued in lieu of fractional shares. The Merger Agreement further provides that ANNB stock options and ANNB restricted share awards are being converted into and exchangeable for the right to purchase or receive, as the case may be, shares of FNB common stock in accordance with the Exchange Ratio.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Annapolis, State of Maryland, on April 5, 2013.

ANNAPOLIS BANCORP, INC.

/s/ Richard M. Lerner
Richard M. Lerner
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Richard M. Lerner as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign this post-effective amendment to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Title	Date

/s/ Richard M. Lerner Richard M. Lerner	Chairman and Chief Executive Officer (Principal Executive Officer)	April 5, 2013

/s/ Edward J. Schneider Edward J. Schneider	Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)	April 5, 2013

/s/ Joseph G. Baldwin Joseph G. Baldwin	Director	April 5, 2013

/s/ Walter L. Bennett IV Walter L. Bennett IV	Director	April 5, 2013

/s/ Clyde E. Culp, III Clyde E. Culp, III	Director	April 5, 2013

/s/ Kendel S. Ehrlich Kendel S. Ehrlich	Director	April 5, 2013

/s/ Debbie H. Gosselin Debbie H. Gosselin	Director	April 5, 2013

/s/ F. Carter Heim F. Carter Heim	Director	April 5, 2013

/s/ Richard E. Hug Richard E. Hug	Director	April 5, 2013

/s/ Stanley J. Klos, Jr. Stanley J. Klos, Jr.	Director	April 5, 2013

/s/ Lawrence E. Lerner Lawrence E. Lerner	Director	April 5, 2013

/s/ Michael S. McHale Michael S. McHale	Director	April 5, 2013

/s/ Jeff W. Ostenso Jeff W. Ostenso	Director	April 5, 2013

/s/ Lawrence Schwartz Lawrence Schwartz	Director	April 5, 2013

/s/ Ermis Sfakiyanudis Ermis Sfakiyanudis	Director	April 5, 2013